Pursuant to Rule 424(b)(3)
Registration No. 333-117136

PROSPECTUS SUPPLEMENT
DATED JANUARY 12, 2005

ATARI, INC.

SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 2004

REGISTRATION NO. 333-117136

The above-referenced Prospectus is supplemented as follows:

SELLING SECURITY HOLDERS

     Effective December 21, 2004, Nexgen Capital Ltd. (“Nexgen”) transferred to California U.S. Holdings, Inc. (“CUSH”), in a private transaction, 3,052,115 of Common Stock that are the subject of the Prospectus. Therefore, CUSH is the Selling Security Holder with regard to those 3,052,115 shares of Common Stock, as well as with regard to the 9,000,000 shares of Common Stock as to which it is described in the Prospectus as being the Selling Security Holder (increasing the total number of shares as to which CUSH is the Selling Security Holder to 12,052,115 shares). Nexgen sold pursuant to the Prospectus the remaining shares as to which it was shown in the Prospectus as a Selling Security Holder.

     After the date of this Prospectus Supplement, the Prospectus, as supplemented, relates to possible sales of our Common Stock by CUSH as follows:

	Beneficial Ownership of			Beneficial Ownership of
	Selling Security Holder		Number of Shares	Selling Security Holder
Name of Selling Security Holder	Prior to Offering		Offered Hereby(2)	After the Offering(2)

	Number	Percent(1)		Number	Percent(1)

California U.S. Holdings, Inc.	74,377,396(3)	61%	12,052,115	62,325,281	51.4%

(1)	Based on 121,279,275 shares of our Common Stock outstanding as of November 5, 2004.

(2)	Assumes that all shares being offered, as set forth above, are sold and that no other shares of Common Stock are acquired or disposed of by the Selling Security Holder prior to the termination of the offering. Because the Selling Security Holder may sell all, some or none of its shares or may acquire or dispose of other shares of Common Stock, except as described in the portion of this Prospectus Supplement captioned “Plan of Distribution,” no reliable estimate can be made of the aggregate number of shares that will be sold in the offering made by the Prospectus as supplemented by this Prospectus Supplement or the number or percentage of shares of Common Stock that the Selling Security Holder will own upon completion of the offering.

(3)	Includes (i) 71,251,784 shares held directly by CUSH, (including 3,052,115 shares of Common Stock which CUSH acquired from Nexgen on December 21, 2004), (ii) 865,612 shares held directly by Infogrames Entertainment S.A. (“IESA”), the sole shareholder of CUSH, (iii) 2,000,000 shares held directly by Atari Interactive, Inc., another wholly-owned subsidiary of IESA (and, therefore, an affiliate of CUSH) and (iv) 260,000 shares held by the Cayre family with regard to which CUSH holds an irrevocable proxy.

PLAN OF DISTRIBUTION

     CUSH expects to sell 11,000,000 of the shares of Common Stock to which the Prospectus and this prospectus supplement relates to two or more purchasers at a negotiated price. It may sell the remaining shares of Common Stock to which the Prospectus and this Prospectus Supplement relates in the manner described on page 7 of the Prospectus under the caption “Plan of Distribution.”

The date of this Prospectus Supplement is January 12, 2005.